Exhibit 21.1

SIGNIFICANT SUBSIDIARIES OF CIVEO CORPORATION

Name of Entity	Jurisdiction of Organization

Civeo Holding Company 1 Pty Ltd	Australia
Civeo Lodge Services LP	BC, Canada
Civeo Management LLC	Delaware
Civeo Mars Coöperatief 1 U.A.	Netherlands
Civeo Premium Camp Services Ltd.	Alberta, Canada
Civeo Pty Ltd	Australia
Civeo U.S. Holdings LLC	Delaware
Civeo USA LLC	Delaware
Civeo Canada Inc.	Alberta, Canada
Civeo Mars Holdco 3, LLC	Delaware
Civeo Mars Holdco 5, LLC	Delaware
Civeo Mars Holdco 2, LLC	Delaware
Civeo Canada HoldCo3 Ltd	BC, Canada
Civeo Cayman Services Limited	Cayman Islands